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                                                                   EXHIBIT 99.2

                                 August 30, 2001


Dear Shareholder:

        On June 15, 2001, your Board of Directors authorized the adoption of a shareholder rights plan which was enacted on August 17, 2001 in an effort to assure that all CardioGenesis Corporation shareholders receive maximum value in the event of an attempted or actual takeover of CardioGenesis. We have enclosed a summary description of the plan, which we urge you to read carefully.

        Adoption of rights plans is a common practice among public companies in the United States. Rights plans are intended to provide the Board of Directors with additional time and bargaining power to protect shareholder interests in the event of an unsolicited takeover bid. The rights plan will not prevent a takeover of CardioGenesis on terms that are in the best interest of all shareholders. However, the rights plan should encourage a potential acquiror to negotiate with the Board prior to attempting a takeover. This should position the Board of Directors to protect your interests.

        CardioGenesis' rights plan involves the distribution of one "Right" for each share of common stock outstanding on August 30, 2001. Thereafter, each newly issued share of common stock will also include a Right. Initially, there will be no separate Rights certificates. Instead, each Right will simply be a part of the share of common stock to which it is attached. It will be represented by the common stock certificate, it will trade automatically with the common stock, and it will not be separable or exercisable unless certain events occur.

        If a person or group acquires 15% or more of CardioGenesis' outstanding common stock, each Right not owned by the acquiror or its affiliates will entitle its holder to pay CardioGenesis $15 (the initial exercise price per Right) and receive newly issued shares of common stock worth $30. For example, if CardioGenesis' stock were trading at $1, each Right would entitle its holder to purchase 30 shares for an aggregate price of $15, equivalent to a purchase price of $0.50 per share. This ability of shareholders other than the acquiror to purchase additional shares at a 50% discount from market causes an unapproved takeover to be much more expensive to an acquiror. As a result, a potential acquiror has a strong incentive not to pursue a hostile strategy, and instead to negotiate with your Board of Directors to redeem the Rights or approve the transaction so that the Rights do not become exercisable.

        Adoption of the rights plan does not affect CardioGenesis' financial strength and will not interfere with our business strategy and plans. The issuance of the Rights alone will not affect earnings per share or change the way in which you can presently trade shares of CardioGenesis.


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        The attached summary describes these Rights in more detail. Thank you for your continued support of CardioGenesis Corporation.

        Sincerely,

        Michael J. Quinn
        President, Chairman and Chief Executive Officer





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